UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIFE EXCHANGE, INC.
(Exact name of Registrant as specified in its charter)

Nevada	20-2602277
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

2001 Biscayne Blvd., Suite 2102, Miami, FL	33137
(Address of Principal Executive Offices)	(Zip Code)

Life Exchange, Inc. 2009 Employee Stock Option Plan
(Full title of the plan)
David Dorr
2001 Biscayne Blvd., Suite 2102,
Miami, FL 33137
(Name and address of agent for service)
(866) 907-9766
(Telephone number, including area code, of agent for service)

Copy to:
Laura Anthony, Esq.
Legal & Compliance, LLC
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Phone: 561-514-0936
Fax: 561-514-0832

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

Calculation of Registration Fee
Title of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	35,343,000	$0.12	$4,241,160	$166.68

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, this registration statement shall also cover any additional shares of common stock that become issuable under the 2008 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2) Calculated solely for purposes of this offering pursuant to Rule 457(c) and (h) of the Securities Act of 1933,  as amended, on the basis of the average of the high and low prices of the registrant’s common stock as reported on the Over-The-Counter Bulletin Board on January 7, 2009.

EXPLANATORY NOTE

This registration statement is being filed in accordance with the requirements of Form S-8 in order to register 35,343,000 shares of the Company’s Common Stock issuable under the 2009 Employee Stock Option Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered,  upon the oral or written  request  of  such  person,  a copy  of  any  and  all of the  documents incorporated  by reference in Item 3 of Part II of this registration statement (other than  exhibits to such  documents).  Requests should be directed to the attention of David Dorr 2001 Biscayne Blvd., Suite 2102, Miami, FL 33137, telephone (866) 907-9766.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as filed with the SEC on September 29, 2008;

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 as filed with the SEC on November 14, 2008.

(c)  The Registrant’s Current Report on Form 8-K as filed with the SEC on December 3, 2008.

(d) The description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form 10-SB filed on January 9, 2007, including any amendment or report filed with the Commission for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Legal & Compliance, LLC, 330 Clematis Street, Suite 217, West Palm Beach, Florida 33401.  Certain members or employees of Legal & Compliance, LLC may receive shares of the Registrant’s common stock under this registration statement to be issued as compensation for legal services performed on behalf of the Registrant.

Item 6.   Indemnification of Directors and Officers.

The Nevada General Corporation Law (“NGCL”) provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless (1) such act or omission constituted a breach of his fiduciary duties as a director or officer; and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  Under the NGCL, a corporation may indemnify directors and officers, as well as other employees and individuals, against any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation so long as such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

The NGCL further provides that indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation must indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. The NGCL provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company's Articles of Incorporation provide that the directors and officers will not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty as a director or officer, except for liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the NGCL. The Company's Bylaws and contractual arrangements with certain of its directors and officers provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by law. The Company's Bylaws and these contractual arrangements also require the Company to advance expenses incurred by a director or officer in connection with the defense of any proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The Company's Bylaws also permit the Company to purchase and maintain errors and omissions insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Company does not presently maintain any such errors and omissions insurance for the benefit of its directors and officers.

Item 7.   Exemption from Registration Claimed.

Not applicable.

 Item 8.  Exhibits.

Exhibit
Number	Exhibit
4.1	Life Exchange, Inc. 2009 Employee Stock Option Plan
5.1	Legal opinion of Legal & Compliance, LLC
23.1	Consent of Legal & Compliance, LLC
23.2	Consent of Jewett, Schwartz, Wolfe & Associates

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undertaking concerning indemnification is set forth under the response to Item 6.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on January 8, 2009.

Life Exchange, Inc. By: /s/ David Dorr Name: David Dorr Title: Chief Executive Officer, Director Date: January 8, 2009

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated below, on January 8, 2009.

By:    /s/ David Dorr
Name:   David Dorr
Title:    Chief Executive Officer, Director
Date:   January 8, 2009

By:    /s/ Brian Dorr
Name:  Brian Dorr
Title:   Director
Date:   January 8, 2009